Exhibit 5.1

[EMC Corporation Letterhead]

December 12, 2006

EMC Corporation

176 South Street

Hopkinton, MA 01748

Ladies and Gentlemen:

I am Executive Vice President and General Counsel to EMC Corporation, a Massachusetts corporation (the “Company”), and am issuing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), $100,000,000.00 of deferred compensation obligations of the Company (the “Obligations”) under the EMC Corporation Deferred Compensation Retirement Plan, as amended and the EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004 (the “Plans”).

In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Company’s Restated Articles of Organization, as amended; (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such certificates of officers of the Company and others and such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

I am admitted to the Bar of The Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, I am of the opinion that when issued by the Company pursuant to and in accordance with the Plans, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereinafter in effect and general principles of equity, regardless of whether applied in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me as Executive Vice President and General Counsel to the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Obligations while the Registration Statement is in effect.

Very truly yours,

/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel